Filed Pursuant to Rule 424(b)(5)

Registration No. 333-215744

PROSPECTUS

Internet Gold-Golden Lines Ltd.

925,000 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling securityholders named in this prospectus of up to 925,000 ordinary shares of our company. We will not receive any of the proceeds from sales of the ordinary shares made by the selling securityholders pursuant to this prospectus.

The selling securityholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the ordinary shares from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions as described in the section entitled “Plan of Distribution.”

Our ordinary shares trade on the Nasdaq Global Select Market under the symbol “IGLD.” On January 27, 2017, the last reported sale price of our ordinary shares on the NASDAQ Global Select Market was $10.22 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 30, 2017

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling securityholders have authorized anyone else to provide you with different information. The ordinary shares offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the offered ordinary shares. Each time the selling securityholders sell any of these offered ordinary shares, they will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information; Incorporation of Information by Reference.”

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to "the Company," "we," "us" and "our" refer to Internet Gold - Golden Lines Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are a leading communications group in Israel. Our principal subsidiary, B Communications, is the controlling shareholder of Bezeq (TASE: BZEQ), Israel’s largest telecommunications provider. Since B Communications’ initial public offering in October 2007, its ordinary shares have been listed on the NASDAQ Stock Market (symbol: BCOM) and the TASE, and since January 1, 2011 its ordinary shares are listed on the NASDAQ Global Select Market. We currently own 64.78% of the ordinary shares of B Communications. B Communications maintains a website at www.bcommunications.co.il. The information on B Communications’ website is not incorporated by reference into this prospectus.

We were organized under the laws of the State of Israel in April 1992 under the name Euronet Golden Lines (1992) Ltd. In June 1999 we changed our name to Internet Gold - Golden Lines Ltd. We are a public limited liability company under the Israeli Companies Law 1999 and our shares are traded on the NASDAQ Global Select Market and the Tel Aviv Stock Exchange, or the TASE. Our registered offices and principal place of business are located at 2 Dov Friedman Street, Ramat Gan 5250301, Israel, and our telephone number is +972-72-924-0000. Our website address is www.igld.com. Information on our website is not part of, nor incorporated by reference into, this prospectus.

THE OFFERING

Ordinary shares offered	925,000 shares
NASDAQ Global Select Market symbol	“IGLD”
Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby.
Ordinary shares outstanding as of January 25, 2017	19,203,186 shares
Risk factors	Prospective investors should carefully consider the Risk Factors incorporated by reference on Page 3 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

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RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the SEC, as revised or supplemented by our reports filed with or furnished to the SEC since the filing of our most recent Annual Report on Form 20-F and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth our condensed consolidated balance sheet items as of September 30, 2016 in U.S. dollars and NIS in millions on an actual basis.

	As of September 30, 2016
	(NIS in millions)	(USD in millions)
Debt
Short-term bank credit and current maturities of long-term loans and debentures	2,491	663
Long-term loans from banks and debentures	12,226	3,253

Total debt	14,717	3,916

SHAREHOLDERS’ EQUITY
Ordinary shares of NIS 0.01 par value
Authorized: 501,000,000 shares at September 30, 2016; Issued and outstanding: 19,203,186 shares at September 30, 2016
Share capital and premium	658	175
Treasury shares	(169)	(45)
Other reserves	(58)	(15)
Retained earnings	(233)	(62)

Total Internet Gold-Golden Lines Ltd. shareholders’ equity	198	53

Non-controlling interest	2,462	655

Total equity	2,660	708

Total capitalization	17,377	4,624

For convenience the dollar rate was translated at the representative rate of exchange as at September 30, 2016 (NIS 3.758 = US$ 1.00).

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USE OF PROCEEDS

All of the proceeds from the sale of any ordinary shares offered under this prospectus are for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sales of these securities. We have agreed to bear all the expenses relating to the registration of the securities registered pursuant to this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to pay dividends on our ordinary shares will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

MARKET FOR OUR ORDINARY SHARES

The table below sets forth the high and low prices of our ordinary shares, as reported by the NASDAQ Global Select Market during the indicated periods.

Period	High	Low
Last six calendar months
January 2017 (through January 27)	$11.44	$10.18
December 2016	12.20	10.58
November 2016	12.01	10.91
October 2016	13.55	11.88
September 2016	13.84	12.30
August 2016	14.43	13.10
July 2016	15.00	13.58
Financial quarters during the past two years
Fourth Quarter 2016	$13.55	$10.58
Third Quarter 2016	15.00	12.30
Second Quarter 2016	15.32	12.17
First Quarter 2016	17.82	9.50
Fourth Quarter 2015	12.12	7.97
Third Quarter 2015	8.36	4.61
Second Quarter 2015	5.43	4.01
First Quarter 2015	6.52	4.02
Five most recent full financial years
2016	$17.82	$9.50
2015	12.12	4.01
2014	11.24	6.37
2013	14.97	2.65
2012	11.71	1.92

On January 27, 2017, the last reported sale price of the ordinary shares was $10.22 on the NASDAQ Stock Market.

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SELLING SECURITYHOLDERS

Beneficial ownership and other information.

We are registering 925,000 of our ordinary shares, which are owned by Messrs. Shaul and Yossef Elovitch, the selling securityholders. Messrs. Shaul and Yossef Elovitch may be deemed the controlling shareholders of Eurocom Communications, our controlling shareholder, with whom we entered into a registration rights agreement prior to our initial public offering. Eurocom Communications is one of Israel’s largest holding groups with extensive experience in the telecommunications market and controlling stakes in other telecommunications companies. The ordinary shares covered by this prospectus and owned the selling securityholders were acquired by them over time since our incorporation, in private transactions, open-market purchases and by exercising their rights.

The term “selling securityholders” includes (i) the persons identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquires any of the ordinary shares covered by this prospectus after the date of this prospectus from the named selling securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

Except as described herein or in the documents incorporated by reference herein, we have no material relationship with the selling securityholders and have not had any material relationship with the selling securityholders in the past three years.

Except as set forth in the footnotes to the table, other than the ordinary shares covered by this prospectus and offered hereby, the selling securityholders do not beneficially own any of our ordinary shares or other securities and will not beneficially own any such securities after completion of the offering. Our registration of the securities covered by this prospectus does not necessarily mean that the selling securityholders will sell any or all of the securities. Information included in the table is based upon information provided by the selling securityholders.

The information in the table below is based upon information provided by the selling securityholders. The selling securityholders have represented to us that they did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time they purchased the securities.

Names and Addresses	Ordinary Shares Beneficially Owned Prior to Offering / Percentage of Class [2]	Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned Upon Completion of Offering / Percentage of Class[3]
Shaul Elovitch, Yossef Elovitch [1] 2 Dov Friedman Street, Ramat Gan 5250301, Israel.	11,740,701 / 61.14%	925,000	10,815,701 / 56.32%

1.	Mr. Shaul Elovitch and his brother, Mr. Yossef Elovitch, are the beneficial owners of 11,740,701 of our ordinary shares. Eurocom Communications Ltd., or Eurocom Communications, holds 10,815,701 of our ordinary shares directly. Eurocom Communications is 99.33% owned by Eurocom Holdings (1979) Ltd., or Eurocom Holdings, and 0.67% by Mr. Shaul Elovitch. Mr. Shaul Elovitch and Mr. Yossef Elovitch own 80% and 20%, respectively, of Eurocom Holdings (Mr. Shaul Elovitch and Mr. Yossef Elovitch own 75% and 25%, respectively, of Eurocom Holdings’ management shares). Accordingly, Mr. Shaul Elovitch may be deemed to have the sole voting and dispositive power as to our ordinary shares held of record by Eurocom Communications. Mr. Shaul Elovitch may also deemed to be the beneficial owner of 26,893 ordinary shares held of record by his wife, Mrs. Iris Elovitch. 925,000 of our ordinary shares are held directly by a joint account of Messrs. Shaul and Yossef Elovitch and are the only ordinary shares being offered pursuant to this Offering. In addition, 9,300 shares are held by other family members of Mr. Shaul Elovitch.

2.	Based on 19,203,186 ordinary shares outstanding as of the date of this prospectus.

3.	Assuming all shares being registered hereunder are sold.

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 PLAN OF DISTRIBUTION

The selling securityholders may offer and sell, from time to time, some or all of the ordinary shares covered by this prospectus. As used herein, “selling securityholders” include donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the named selling securityholders as a gift, pledge, partnership distribution or other non-sale related transfer. We have registered the ordinary shares covered by this prospectus for offer and sale so that those ordinary shares may be freely sold to the public by the selling securityholders. Registration of the ordinary shares covered by this prospectus does not mean, however, that those ordinary shares necessarily will be offered or sold.

We will not receive any proceeds from any sale by the selling securityholders of the securities. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including any brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby. The selling securityholders may be deemed the controlling shareholders of Eurocom Communications, our controlling shareholder, with whom we entered into a registration rights agreement prior to our initial public offering.

Sales of the securities offered hereby may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Global Select Market and the TASE at prevailing market prices,” in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the ordinary shares by a broker-dealer as principal and resales of the ordinary shares by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the ordinary shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the ordinary shares covered by this prospectus.

Upon our being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of the participating broker-dealer(s);
●	the number of ordinary shares involved;
●	the initial price at which such ordinary shares were sold;
●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and
●	other facts material to the transaction.

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The selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

DESCRIPTION OF SHARE CAPITAL

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.01 per share. As of the date hereof, our authorized share capital consisted of 501,000,000 ordinary shares, and there were 19,203,186 of our ordinary shares issued and outstanding.

All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See “Where You Can Find More Information.”

Purposes and Objects of the Company

We are a public company registered under the Israel Companies Law as Internet Gold – Golden Lines Ltd., registration number 52-004426-4. Pursuant to our memorandum of association, we were formed for the purpose of providing various services in the telecommunication industry and performing various corporate activities permissible under Israeli law.

The Powers of the Directors

Under the provisions of the Israeli Companies Law and our Articles of Association, a director cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is materially interested unless such proposal, arrangement or contract is in the ordinary course of business or the majority of directors are personally interested in such proposal, arrangement or contract. In the event the majority of the members of the board of directors have a personal interest in the proposed transaction, approval of our shareholders at a general meeting is required. In addition, our directors cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and, unless exempted under the regulations promulgated under the Israeli Companies Law, our shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then the approval of our shareholders requires that either:

●	at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

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The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Under our Articles of Association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

Dividend and Liquidation Rights. The holders of the ordinary shares will be entitled to their proportionate share of any cash dividend, share dividend or dividend in kind declared with respect to our ordinary shares. Our board of directors may declare a dividend to be paid to the holders of ordinary shares in proportion to the paid up capital attributable to the shares that they hold. Dividends may only be paid out of our profits and other surplus funds, as defined in the Israeli Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that a payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. If we do not meet the profit requirement, we may seek the approval of the court to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable risk that a distribution might prevent us from satisfying our existing and anticipated obligations as they become due.

Under the Israeli Companies Law, a dividend declaration must be approved by the board of directors and does not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the paid up capital attributable to the shares that they hold. Dividend and liquidation rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exceptional Holdings; Principal Shareholders. Under the Communications Order, no person may hold, directly or indirectly, “significant influence” over Bezeq or 5% or more of any particular class of means of control in Bezeq, nor may any person, together with any other person, appoint, elect or dismiss the general manager of Bezeq or cause the election, appointment or dismissal of any director of Bezeq, without the prior written consent of the Prime Minister of Israel and the Israeli Minister of Communications. Subject to certain exceptions, prior written approval of such Ministers is also required to increase the holdings or other rights in excess of those determined in the initial approval, including by means of an agreement (including a voting agreement). Furthermore, under the Communications Order, no person may transfer control, “significant influence” or means of control in Bezeq to another, if, as a result of the transfer, the holdings of the transferee would require approval pursuant to the Communications Law or Communications Order and the transferee is not in possession of the requisite approval. Any such unauthorized acquisition is referred to as “Exceptional Holdings.” For the foregoing purposes, “significant influence” means the ability to significantly influence the activity of a corporation, whether alone or together with or through others, directly or indirectly, other than as a result of holding “means of control” in that corporation or in another corporation, and including ability derived from the corporation’s articles of association, a written, oral or other kind of agreement, or from any other source. In this context, the right to appoint an officer and holding 25% of our “means of control” is presumed to confer significant influence. “Means of control” means the right to vote at a general meeting of the company, to appoint a director or general manager of the company, to participate in the profits of the company or a share of the remaining assets of the company after payment of its debts upon liquidation.

In compliance with the Communications Law and Communications Order following our acquisition of the controlling interest in Bezeq, our Articles of Association provide that Exceptional Holdings will not entitle the holder to any rights in respect of such holdings, unless and to the extent permitted under the Communications Order. Accordingly, Exceptional Holdings will not have any voting rights at a general meeting of shareholders. Each shareholder participating in a general meeting of shareholders will be required to certify to us prior to the vote or, if the shareholder is voting by a proxy or any similar instrument, on such proxy card or similar instrument, as to whether or not his or her holdings in our company or his or her vote require the approval of the Prime Minister of Israel and the Israeli Minister of Communications, pursuant to the Communications Law and Communications Order. In addition, no director may be appointed, elected or removed from office by virtue of the vote of a holder of Exceptional Holdings. If a director is appointed, elected or removed from office by virtue of the vote of a holder of Exceptional Holdings, such appointment, election or removal from office shall have no effect.

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Under our Articles of Association, any person holding a number of our shares that requires approval under the Communications Order shall notify us, Bezeq, the Prime Minister of Israel and the Israeli Minister of Communications of such holdings in writing, no later than 48 hours from the date of acquiring such holdings.

Our Articles of Association include reporting requirements applicable to “Principal Shareholders,” meaning a holder, directly or indirectly, of 5% of our issued and outstanding share capital. Any person who, after acquiring, directly or indirectly, shares in our company becomes a “Principal Shareholder,” is required, no later than 48 hours after becoming a Principal Shareholder, to notify us in writing, specifying the number of our shares held by such shareholder and the date on which such shareholder became a Principal Shareholder. Any person who ceases to be a Principal Shareholder is required, no later than 14 days thereafter, to notify us in writing of the date on which such person ceased to be a Principal Shareholder. In addition, a Principal Shareholder is required to notify us in writing of any aggregate change in its holdings of our shares in an aggregate amount equal to 1% or more of our outstanding share capital compared to the last notice of holdings submitted by such Principal Shareholder, no later than 48 hours after such change. In the event a Principal Shareholder fails to provide any required notice, as discussed above, then until such Principal Shareholder provides us with the requisite notice, the Principal Shareholder will not be entitled to any rights in respect of such shares and the provisions of the Communications Order with respect to the exercise of rights underlying Exceptional Holdings will apply, and the undisclosed holdings shall also be deemed “dormant shares,” as defined under the Israeli Companies Law.

Under our Articles of Associations, we are required to notify the Prime Minister of Israel and the Israeli Minister of Communications of any Exceptional Holdings immediately upon becoming aware of such event. We are also required to notify such Ministers in the event a shareholder becomes a Principal Shareholder and regarding any change in the holdings of a Principal Shareholder within 48 hours of becoming aware of such change.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders, subject to the restrictions described above relating to Exceptional Holdings and Principal Shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Annual and Extraordinary Meetings

Under the Israeli Companies Law and our articles of association, our board of directors must convene an annual meeting of shareholders at least once every calendar year and within 15 months of the last annual meeting. Depending on the matter to be voted upon, and subject to the Israeli Companies Law and regulations thereunder, notice of at least 14 days or 21 days or 35 days prior to the date of the meeting is required. Our articles of association provide that notice of a general meeting of shareholders will be delivered to all eligible shareholders by publication in two daily Hebrew language newspapers in Israel that have a reasonably-sized readership. Our board of directors may, in its discretion, convene additional meetings as “special general meetings.” In addition, the board must convene a special general meeting upon the demand of: (a) two of the directors or 25% of the directors in office, (b) one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or (c) one or more shareholders having at least 5% of the voting power in the company. The chairman of the board of directors presides at each of our general meetings. The chairman of the board of directors is not entitled to a vote at a general meeting in his capacity as chairman.

Quorum

The quorum required for any general meeting is the presence, in person or by proxy, of shareholders holding or representing, in the aggregate, at least one third of the voting rights. No business shall be considered or determined at a general meeting, unless the requisite quorum is present within half an hour from the time designated for the general meeting. If within half an hour from the time designated for the general meeting a quorum is not present, the general meeting shall stand adjourned to the same day in the following week, at the same time and place, or to such other time as designated in the notice of such adjourned meeting. If within half an hour from the time designated for the adjourned meeting a quorum is not present, any number of shareholders present will constitute a quorum. However, if the general meeting was convened on the demand of shareholders, the adjourned meeting shall take place only if there are present at least the number of shareholders required to convene a general meeting under our articles of association (as discussed above).

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A general meeting in which a quorum is present may resolve to adjourn the meeting, the discussion or the vote on a matter included in the agenda to such other time and place as it may determine. Only matters that were on the agenda and in respect of which no resolution was passed shall be discussed at the adjourned meeting.

Modification of Class Rights

Under the Israeli Companies Law and our articles of association, any amendment, conversion, cancellation, expansion, addition to or other change in the rights, preferences, privileges, restrictions or provisions attached to any particular class of shares issued to shareholders of our company, shall require the written consent of holders of all issued shares of such particular class, or authorization by an ordinary resolution adopted at an extraordinary meeting of such class.

Limitations on the Rights to Own Ordinary Shares in Our Company

None of our memorandum of association, our articles of association or the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents, except that shares held by citizens of countries which are in a state of war with Israel will not confer any rights to their holders unless the Minister of Finance consents otherwise.

In addition, pursuant to the Communications Order, so long as we control Bezeq, any state, government corporation or a corporation controlled by a government corporation cannot control our company. Ownership of our shares, directly or indirectly, by a government corporation requires the prior written approval of the Israeli Prime Minister and Israeli Minister of Communications, provided that the government corporation’s total direct and indirect holdings in Bezeq does not exceed more than 5% of any type of “means of control” (as such term is described above) of Bezeq. Ownership by a government corporation, directly or indirectly, of 5% or more of Bezeq’s outstanding shares or a “significant influence” (as such term is described above) in Bezeq requires the approval of the Prime Minister of Israel and the Israeli Minister of Communications as well as the consent of the Israeli Minister of Defense. A “Hostile State,” as such term is defined in the Communications Order, a citizen or resident of a Hostile State, a corporation incorporated in a Hostile State or controlled by a resident or citizen of a Hostile State is not allowed to hold, directly or indirectly, 5% or more or a “significant influence” (as described above) in Bezeq.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, nor does the State of Israel restrict the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except under certain circumstances, for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

TAXATION

The below discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the relevant tax authorities, and it is not meant to replace professional advice in these matters. The below discussion is based on current, applicable tax law, which may be changed by future legislation or reforms.

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Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.

Israeli Capital Gains Tax

As of January 1, 2012, an individual is subject to a 25% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a “substantial shareholder” (generally a shareholder who is the owner of 10% or more in the right to profits, right to nominate a director (or an officer), voting rights, right to receive assets upon liquidation, or right to instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and all regardless of the source of such right) in the company issuing the shares.

A substantial individual shareholder will be subject to tax at a rate of 30% in respect of real capital gains derived from the sale of shares issued by the company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he had been a substantial shareholder.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of traded shares in an Israeli corporation, provided such gains do not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli resident corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

Pursuant to the treaty between the Governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12 month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the preceding 12 month period would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. In addition, in the event that (1) the capital gains arising from the sale of our company’s shares will be attributable to a permanent establishment of the shareholder located in Israel, or (2) the shareholder, being an individual, will be present in Israel for a period or periods aggregating 183 days or more during a taxable year, the aforesaid exemption shall not apply.

Israeli Tax on Dividend Income

Non-Israeli residents are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as active income from services rendered in Israel.  On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and corporations we would be required to withhold income tax at the rate of 25%. Under the U.S.-Israel tax treaty, if the income out of which the dividend is being paid is not attributable to an Approved Enterprise, then income tax with respect to shareholders that are U.S. corporations holding at least 10% of our voting power in the twelve-month period preceding the distribution of such dividends, is required to be withheld at the rate of 12.5%.

Residents of the United States will generally have taxes in Israel withheld at source. Such persons generally would be entitled to a credit or deduction for United States Federal income tax purposes for the amount of such taxes withheld, subject to limitations applicable to foreign tax credits.

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OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

Securities and Exchange Commission registration fee	$1,100
Legal fees and expenses	10,000
Accountants’ fees and expenses	5,000
Miscellaneous	2,000
Total	$18,100

Pursuant to an outstanding registration rights agreement, we have agreed to bear all expenses relating to the registration of the securities registered pursuant to this prospectus.

LEGAL MATTERS

Ami Barlev, Adv., Ramat Gan, Israel, Vice President and General Counsel of our company, will pass upon matters of Israeli law for us and with respect to the ordinary shares offered by this prospectus. Certain other legal matters relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

The consolidated financial statements of Internet Gold – Golden Lines Ltd. as of December 31, 2014 and 2015, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of Somekh Chaikin, independent registered public accounting firm, member firm of KPMG International, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “Service and enforcement of legal process” under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933 is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION
OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

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The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on April 19, 2016;
●	Our reports of foreign private issuer on Form 6-K furnished to the SEC on April 21, 2016, May 9, 2016, May 20, 2016, May 26, 2016, May 31, 2016, June 3, 2016, June 8, 2016, June 14, 2016, June 17, 2016, June 20, 2016, July 5, 2016, July 11, 2016, July 18, 2016, July 28, 2016, July 29, 2016, August 4, 2016, August 11, 2016, August 17, 2016, September 6, 2016, September 14, 2016, September 16, 2016, September 19, 2016, September 26, 2016, September 30, 2016, October 11, 2016, October 21, 2016, November 7, 2016, November 15, 2016, November 18, 2016, November 23, 2016, November 25, 2016, December 6, 2016 and December 12, 2016, December 13, 2016, December 23, 2016, December 27, 2012, December 29, 2016, December 30, 2016, January 4, 2017 and January 11, 2017;
●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;
●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and
●	The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on August 4, 1999 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Internet Gold-Golden Lines Ltd.

2 Dov Friedman Street

Ramat Gan 5250301, Israel

Tel: 972-3-9240000

Attn.: Doron Turgeman, CEO

You may also obtain information about us by visiting our website at www.igld.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

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INTERNET GOLD-GOLDEN LINES LTD.

925,000 Ordinary Shares

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PROSPECTUS

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You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

January 30, 2017